EXHIBIT 99.1

Structured Asset Trust Unit Repackagings (SATURNS)

Series 2004-4 Trust

Receipt of Notice of Intent to Exercise Warrants in Part

CUSIP: 80411Y209 (A Units)

80411YAA8 (B Units)

Symbol: HJJ

FOR IMMEDIATE RELEASE:

May 30, 2014

NEW YORK, NEW YORK – Structured Asset Trust Unit Repackagings (SATURNS), Goldman Sachs Capital I Capital Security Backed Series 2004-4 Trust (the “Trust”) (New York Stock Exchange Ticker Symbol “HJJ”), announced today that it has received a Call Notice notifying the Trust of the intended exercise of 63% of the outstanding Warrants representing the right to acquire a combined Unit Principal Balance of 34,000,000 Class A Units and the equivalent Notional Amount of Class B Units for settlement on June 3, 2014 (the “Intended Settlement Date”). Under the terms of the Warrants, delivery of the notice does not give rise to an obligation on the part of the Warrantholder to pay the specified call price; and if by 4 p.m. New York time on the Business Day prior to the Intended Settlement Date the party exercising the Warrants has not paid the required call price, the related Call Notice will be effectively rescinded, in which case settlement of the relevant Warrants would not occur and the Warrants would continue in effect and could be exercised on a subsequent date. If settlement of the Warrants occurs pursuant to the Call Notice on the Intended Settlement Date, the trust agreement provides that Class A Unitholders will be randomly selected for redemption at the par value plus accrued interest of each Class A Unit and that, Class B Unitholders will be randomly selected for redemption at accrued interest plus the Class B Present Value Amount in relation to each Class B Unit, each in an amount to be determined in accordance with the Trust Agreement.

Contact:

Thais Hayum – Vice President

U.S. Bank - Corporate Trust Services

P: +1-312-332-7489

F: +1-312-332-7992

E: thais.hayum@usbank.com